PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated August 11, 2009)	Registration No. 333-161241

6,000,000
Ordinary Shares

        We have entered into a sales agreement with Cantor Fitzgerald & Co. relating to our ordinary shares offered by this prospectus supplement and the accompanying prospectus.  In accordance with the terms of the sales agreement, we may offer and sell an aggregate of up to 6,000,000 of our ordinary shares, nominal value NIS 0.01 per share, from time to time through Cantor Fitzgerald & Co., as our sales agent, provided that gross proceeds from this offering may not exceed $20,000,000.

        Under the terms of the sales agreement, we may also sell our ordinary shares to Cantor Fitzgerald & Co., as principal for its own account, at a price agreed upon at the time of sale. If we sell shares to Cantor Fitzgerald & Co. as principal, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

        Our ordinary shares are listed on the Nasdaq Capital Market and the Tel Aviv Stock Exchange under the symbol “CGEN.” The last reported sale price of our ordinary shares on the Nasdaq Capital Market on October 26, 2009 was $2.79 per share. The last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange on October 26, 2009 was NIS 10.86 per share

        Based on the closing sale price of our ordinary shares on the Nasdaq Capital Market on October 26, 2009, the aggregate worldwide market value of our outstanding ordinary shares held by non-affiliates was $64,726,432. There were 28,605,800 ordinary shares outstanding as of such date, of which 23,199,438 shares were held by non-affiliates. As of the date hereof, we have not sold any securities pursuant to the registration statement of which this prospectus forms a part, or any similar registration statement, during the prior 12 calendar month period that ends on and includes the date hereof.

        Sales of our ordinary shares, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on or through the Nasdaq Capital Market, the principal trading market for our ordinary shares, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law.

        Cantor Fitzgerald & Co. will be entitled to compensation at a fixed commission rate ranging between 3.0% and 5.0% of gross sales.  In connection with the sale of our ordinary shares on our behalf, Cantor Fitzgerald & Co. may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of Cantor Fitzgerald & Co. may be deemed to be underwriting commissions or discounts.

        Investing in our ordinary shares involves a high degree of risk. Before buying our ordinary shares, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-3 of this prospectus supplement and incorporated by reference herein.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement is October 30, 2009.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

        Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “Compugen,” “we,” “us,” “our,” or similar references mean Compugen Ltd. and its subsidiaries on a consolidated basis.

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our ordinary shares and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the ordinary shares we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy ordinary shares, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy ordinary shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of any such document or that any information we have incorporated by reference is correct on any date subsequent to the date of any such document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or ordinary shares are sold on a later date.

OFFERING SUMMARY

Ordinary shares offered by us pursuant to this	Up to 6,000,000 shares
prospectus supplement

Ordinary shares to be outstanding after this offering	34,605,800 shares

Manner of Offering	"At-the-market" offering that may be made from time
to time through our agent, Cantor Fitzgerald & Co.
See "Plan of Distribution" on page S-8.

Offering Price and Proceeds	Variable at-the-market pricing, with aggregate gross
proceeds not to exceed $20,000,000

Use of Proceeds	We intend to use the net proceeds from this offering
for general corporate purposes and to provide
additional working capital. See "Use of Proceeds" on
page S-7.

Nasdaq Capital Market symbol	CGEN

Risk factors	This investment involves a high degree of risk. See
"Risk Factors" beginning on page S-3 of this
prospectus supplement.

        The number of ordinary shares to be outstanding after this offering assumes the issuance of the full 6,000,000 shares that may be offered hereunder and is based on 28,605,800 shares outstanding as of October 26, 2009 and excludes share options representing the right to purchase a total of 4,661,067 ordinary shares, at a weighted average exercise price of $2.42, outstanding as of that date.

        Our principal executive offices are located at 72 Pinchas Rosen Street, Tel Aviv 69512, Israel. Our telephone number is +972-3-765-8585 and our facsimile number is +972-3-765-8555.

RISK FACTORS

        The risks set forth below supplement risks previously disclosed by us. Before making an investment decision, you should carefully consider the risks described below and in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus supplement and the accompanying prospectus or incorporated by reference into the accompanying prospectus and this prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The following risks are presented as of the date of this prospectus supplement and we expect that these will be updated from time to time in our reports filed with the SEC, which will be incorporated herein by reference. Please refer to these subsequent reports for additional information relating to the risks associated with investing in our ordinary shares.

        This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus supplement are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements.

        Our share price and trading volume have been volatile and may be volatile in the future andthis could limit investors’ ability to sell shares at a profit and could limit our ability tosuccessfully raise funds.

        Since January 1, 2008, the closing price of our ordinary shares on Nasdaq has traded from a low of $0.34 to a high of $3.37 and trading volume has been very volatile. The volatile price of our shares and the changing trading volume may make it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our ordinary shares including:

—	negative global macroeconomic developments;

—	developments concerning our existing or new collaborations or license agreements;

—	successfully reaching certain developmental milestones;

—	failure to raise capital on the capital markets;

—	achievement or rejection of regulatory approvals by our collaborators or us;

—	announcements of technological innovations by industry participants;

—	developments concerning proprietary rights, including patents;

—	regulatory developments in the United States, Israel and other countries;

—	economic or other crises and other external factors;

—	delay or failure by us or our collaborators in initiating, completing or analyzing pre-clinical or clinical trials or the unsatisfactory design or results of these trials;

—	changes in financial estimates by securities analysts;

—	our need and ability to raise additional funds;

—	our inability to disclose the commercial terms of, or progress under, our collaborations;

—	our inability to show and accurately predict revenues; and

—	sales of our ordinary shares.

        We are not and will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

        In addition, the stock market in general, and the market for life sciences companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our ordinary shares, regardless of our operating performance.

        Furthermore, the market prices of equity securities of companies that have a significant presence in Israel may also be affected by the changing security situation in the Middle East and particularly in Israel. As a result, these companies may experience difficulties in raising additional financing required to effectively operate and grow their businesses. The volatility of the securities market in general, and our share price in particular, may affect our ability to raise additional financing in the future.

        We cannot assure you that we will be able to raise equity sufficient to meet our capital andoperating needs.

        We cannot assure you of the number of ordinary shares, if any, we will be able to sell of the 6,000,000 ordinary shares we are offering pursuant to this prospectus supplement, or at what prices we will be able to sell our shares. Furthermore, even if we were to sell all the shares we are now offering at current market prices, we cannot assure you that the net proceeds would be sufficient to satisfy our capital and operating needs until such time as we generate sufficient cash flows from operations to satisfy these needs. In such case, we may not be able to raise additional equity capital or obtain debt financing, if necessary.

         Investors may experience significant dilution as a result of this offering.

        If we sell all 6,000,000 of our ordinary shares offered pursuant to this prospectus supplement, we will have approximately 34,605,800 ordinary shares outstanding, excluding an aggregate of 4,661,067 ordinary shares underlying outstanding share options, which represents in the aggregate an increase of approximately 16.3% in our currently issued and outstanding ordinary shares.  Because the sales of the ordinary shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant.  Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which such purchasers or shareholders invested.

        There may be future sales or other dilution of our equity, which may adversely affect themarket price of our ordinary shares.

        We may issue additional ordinary shares. The issuance of any additional ordinary shares could be substantially dilutive to shareholders. The market price of our ordinary shares could decline as a result of sales of our ordinary shares made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our ordinary shares and diluting their interests in us.

PRICE RANGE OF OUR SHARES

        The following table lists the high and low reported sales price for our ordinary shares, for the periods indicated, on Nasdaq. Our ordinary shares were listed on the Nasdaq Global Market through June 16, 2009. Since June 17, 2009, our ordinary shares have been listed on the Nasdaq Capital Market:

Calendar Period	Price Per Share
	In US$
	High	Low

Annual
2004	8.09	3.18
2005	6.54	2.46
2006	5.22	2.10
2007	3.40	1.56
2008	2.80	0.34
Fiscal Quarters
2007
First Quarter	3.40	2.37
Second Quarter	3.18	2.58
Third Quarter	3.16	2.29
Fourth Quarter	2.50	1.56
2008
First Quarter	2.80	1.60
Second Quarter	2.59	1.96
Third Quarter	2.70	0.87
Fourth Quarter	1.82	0.34
2009
First Quarter	1.00	0.39
Second Quarter	2.25	0.63
Third Quarter	3.37	1.73
Fourth Quarter (through October 26, 2009)	3.34	2.51

Most Recent Six Months
May 2009	1.27	0.89
June 2009	2.25	1.05
July 2009	2.80	1.73
August 2009	3.37	2.20
September 2009	3.30	2.70
October 2009 (through October 26, 2009)	3.34	2.51

        On October 26, 2009, the closing price of our ordinary shares on the Nasdaq Capital Market was $2.79.

        The following table lists the high and low reported sales price for our ordinary shares, for the periods indicated, on the Tel Aviv Stock Exchange:

Calendar Period	Price Per Share
	In US$*
	High	Low

Annual
2004	8.13	3.04
2005	6.56	2.58
2006	5.30	2.38
2007	3.53	1.64
2008	2.81	0.42
Fiscal Quarters
2007
First Quarter	3.53	2.42
Second Quarter	3.06	2.57
Third Quarter	3.01	2.41
Fourth Quarter	2.55	1.64
2008
First Quarter	2.81	1.61
Second Quarter	2.51	1.90
Third Quarter	2.51	1.70
Fourth Quarter	1.77	0.42
2009
First Quarter	0.79	0.42
Second Quarter	2.17	0.64
Third Quarter	3.19	1.67
Fourth Quarter (through October 26, 2009)	3.36	2.56

Most Recent Six Months
May 2009	1.21	0.89
June 2009	2.17	1.09
July 2009	2.39	1.67
August 2009	3.15	2.11
September 2009	3.19	2.66
October 2009 (through October 26, 2009)	3.36	2.56

        On October 26, 2009, the closing price of our ordinary shares on the Tel Aviv Stock Exchange was *$2.94.

* The currency in which our stock is traded on the Tel Aviv Stock Exchange is the New Israeli Shekel. The above dollar amounts represent a conversion from New Israeli Shekels to dollar amounts in accordance with the dollar – New Israeli Shekel conversion rate as of the relevant date of trade.

CAPITALIZATION AND INDEBTEDNESS

        The table below sets forth our capitalization as of September 30, 2009, and as adjusted to give effect to the sale of 6,000,000 ordinary shares at an assumed offering price of $2.79 per share, which was the closing price of our ordinary shares on October 26, 2009, after deducting estimated offering expenses. As of September 30, 2009, we had no outstanding indebtedness.

	September 30, 2009
	Actual	As Adjusted
	(in thousands)

Ordinary Shares, NIS 0.01 nominal value:
50,000,000 shares authorized and 28,605,800 shares issued and outstanding; 34,605,800 shares as adjusted	78	94
Additional paid in capital	164,392	180,288
Accumulated other comprehensive income	4,165	4,165
Accumulated deficit	(159,243)	(159,243)

Total Shareholders' Equity	9,392	25,304

USE OF PROCEEDS

        We currently intend to use the net proceeds from the sale of the securities offered pursuant to this prospectus supplement for general corporate purposes and working capital requirements. Pending use of the proceeds, we intend to invest the proceeds in short-term money market funds with portfolios of investment grade corporate and government securities.

DILUTION

        Our pro forma net tangible book value as of September 30, 2009 was approximately $9.4 million, or $0.33 per ordinary share. Pro forma net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, and dividing this amount by the number of ordinary shares outstanding. After giving effect to the sale by us of the full 6,000,000 ordinary shares that may be offered in this offering at an assumed offering price of $2.79 per share, which was the closing price of our ordinary shares on October 26, 2009, and after deducting estimated sales commissions and offering expenses payable by us, our pro forma, as-adjusted net tangible book value as of September 30, 2009 would have been approximately $25.3 million, or $0.73 per ordinary share. This represents an immediate increase in the pro forma net tangible book value of $0.40 per share to our existing shareholders and an immediate and substantial dilution to new investors of $2.06 per share from the assumed offering price. The following table illustrates this hypothetical per share dilution:

Assumed offering price per share	$2.79
Pro forma net tangible book value per share as of September 30, 2009	$0.33
Increase in net tangible book value per share attributable to this offering	$0.40
Pro forma, adjusted net tangible book value per share after giving effect to this offering	$0.73
Dilution per share to new investors in this offering	$2.06

        The foregoing dilution information assumes an offering price equal to the closing price for our ordinary shares as of October 26, 2009. The actual price at which we sell shares in this offering may be higher or lower than this assumed price. For each $1.00 increase or decrease in the assumed offering price, the per-share dilution would be $0.17 more and $0.17 less, respectively, than the figures in the above table.

PLAN OF DISTRIBUTION

        We have entered into a Controlled Equity Offering SM Sales Agreement with Cantor Fitzgerald & Co., which we also refer to throughout this prospectus supplement as Cantor, under which we may issue and sell up to 6,000,000 of our ordinary shares from time to time through Cantor as our sales agent, with gross offering proceeds of up to $20,000,000. The form of the sales agreement will be filed as an exhibit to a report on Form 6-K to be incorporated into this prospectus supplement by reference. The sales, if any, of shares made under the sales agreement will be made on the Nasdaq Capital Market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed to by Cantor and us. We may instruct Cantor not to sell ordinary shares if the sales cannot be effected at or above the price designated by us from time to time. We or Cantor may suspend the offering of ordinary shares upon notice and subject to other conditions set forth in the sales agreement. As an agent, Cantor will not engage in any transactions that stabilize the price of our ordinary shares.

        We will pay Cantor commissions for its services in acting as agent in the sale of our ordinary shares. Cantor will be entitled to compensation at a fixed commission rate ranging between 3.0% and 5.0% of gross sales. We estimate that the total expenses for the offering, excluding compensation payable to Cantor under the terms of the sales agreement, will be approximately $175,616, which includes certain expense reimbursements payable to Cantor.

        Settlement for sales of ordinary shares will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and Cantor in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

        Cantor will act as sales agents on a reasonable efforts basis. In connection with the sale of our ordinary shares on our behalf, Cantor will, with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and the compensation of Cantor may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Cantor against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to reimburse Cantor for certain other specified expenses.

        Under the terms of the sales agreement, we may also sell ordinary shares to Cantor as principal for its own account, at a price agreed upon at the time of sale. If we sell shares to Cantor as principal, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

        The offering pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all ordinary shares subject to the agreement or (ii) termination of the sales agreement as set forth therein.

        Cantor and its affiliates may in the future provide various investment banking, commercial banking and other financial services to us or our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M promulgated under the Securities Exchange Act of 1934, as amended, Cantor will not engage in any market making activities involving our ordinary shares while the offering is ongoing under this prospectus supplement.

        In no event will the maximum compensation to be received by any FINRA member in connection with this offering exceed 8 percent.

EXPENSES

        We are paying all of the expenses of the issuance of our securities under this prospectus supplement, including administrative expenses, accounting fees and the legal fees of our counsel, and are reimbursing Cantor for certain expenses. We estimate these expenses to be approximately $175,616, which at the present time include the following categories of expenses:

SEC filing fee	$1,116	*
FINRA filing fee	$2,500
Legal fees and expenses	$145,000
Accounting fees and expenses	$21,000
Miscellaneous expenses	$6,000

Total	$175,616

* This amount was paid in full in connection with the filing of the registration statement on Form F-3.

Prospectus

$20,000,000
Ordinary Shares

        We may offer and sell from time to time in one or more offerings our ordinary shares having an aggregate offering price up to $20,000,000.

        Each time we sell ordinary shares pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. Any prospectus supplement may also add, update or change information contained in the prospectus. You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in any securities. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

        Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “CGEN”.

        Based on the closing sale price of our ordinary shares on the Nasdaq Capital Market on August 10, 2009, which was $2.53, the aggregate worldwide market value of our outstanding ordinary shares held by non-affiliates as of such date was $54,824,631. There were 28,551,390 ordinary shares outstanding as of such date, of which 21,669,815 shares were held by non-affiliates. As of the date hereof, we have not offered any securities pursuant to the registration statement of which this prospectus forms a part or any similar registration statement during the prior 12 calendar month period that ends on and includes the date hereof.

        Investing in our ordinary shares involves a high degree of risk. Risks associated with an investment in our ordinary shares will be described in the applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 3.

        The ordinary shares may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of our ordinary shares with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2009

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to $20,000,000 in the aggregate of our ordinary shares in one or more offerings. We sometimes refer to our ordinary shares as the “securities” throughout this prospectus.

        Each time we sell ordinary shares, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of such offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information and Incorporation by Reference.”

        This prospectus does not contain all of the information provided in the registration statement that we filed with the Commission. For further information about us or our ordinary shares, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information and Incorporation by Reference.”

        You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT COMPUGEN LTD.

        Compugen is a drug and diagnostic product candidate discovery company that relies on unique computer-based discovery platforms to predict and select novel product candidates in a growing number of therapeutic areas. The computationally-discovered product candidates are validated utilizing traditional in vitro and in vivo experimental procedures. Our ten initial computer-based discovery platforms are focused mainly on cancer, cardiovascular and immune-related diseases. Compugen’s discovery efforts are pursued either (i) by us independently and/or (ii) under various forms of collaborations with partner companies whereby our discovery platforms or other discovery capabilities are targeted to areas of interest of such partner companies. Our business model provides that development and commercialization of product candidates will be primarily accomplished through various forms of licensing or other arrangements with leading pharmaceutical and diagnostic companies, whereby Compugen receives milestone payments and revenue-sharing amounts for all products based on our candidate molecules.

        Research and Discovery Activities: Our research and discovery activities consist of three primary and overlapping components. The first is our continuing effort to obtain deeper predictive understandings of important biological phenomena at the molecular level through the analysis of biological data of various types such as DNA or RNA sequences, gene expression data, protein network data, data related to drugs in development and drugs already being commercialized. The second utilizes these understandings, along with field-specific information, to develop a growing number of field-focused, computer-based discovery platforms. The third component is the utilization of these discovery platforms, on our own or with partners, to discover novel molecules of interest. All three components require the use of our extensive base of proprietary algorithms and other computational biology systems and tools.

        Therapeutic and Diagnostic Applications: In each field, we independently, or with a partner company, seek to discover novel candidates that answer unmet medical needs and that may be suitable for further development as therapeutic or diagnostic products. Although each of our platforms is field-specific, our underlying capabilities and general approach are not, and can be utilized for numerous applications, both therapeutic and/or diagnostic. Our therapeutic candidates include novel peptides or proteins that are themselves drug candidates, targets for potential drugs (such as specific membrane proteins of cancer cells for antibody therapy) or known small molecules with new indications. Our diagnostic biomarkers indicate, among others, the presence or absence of a condition, such as a disease, or a person’s predisposition to either acquire a disease or to respond to a therapeutic treatment.

        Business Model: Our business model is based on Compugen both utilizing and continuing to expand its proprietary predictive discovery capabilities in the form of underlying scientific knowledge at the molecular level, algorithms and other computational biology systems and infrastructure, and product candidate discovery platforms. The utilization of these capabilities is targeted primarily at various forms of collaborations with leading diagnostic, biotechnology and pharmaceutical companies, both for product candidate discovery purposes and further development and commercialization of product candidates. In all cases, the objective is that the collaborations be “product oriented”, with Compugen having the right to receive milestone payments and revenue-sharing amounts from all products developed through such collaborations. Utilizing Compugen’s growing inventory of field-focused discovery platforms, such collaborations can be based not only on product candidates previously discovered by us, but also on product candidate “discovery on demand” in areas of interest to our partner, or combinations of the two. We have entered into several such agreements, but we have not yet recognized significant revenues from these initial agreements.

        Our principal executive offices are located at 72 Pinchas Rosen Street, Tel Aviv, Israel 69512. Our telephone number is +972-3-765-8585 and our website address is http://www.cgen.com. The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

MATERIAL CHANGES

        On May 28, 2009, we received a letter from Nasdaq stating that we were not in compliance with the Nasdaq Global Market minimum stockholders’ equity continued listing requirement of $10 million. As of March 31, 2009, our stockholders’ equity (based on our book value) was approximately $8.9 million. On June 17, 2009, we announced that we had applied to transfer to the Nasdaq Capital Market, or the Capital Market, a continuous trading market that operates in the same manner as the Nasdaq Global Market, and that our application to transfer the listing of our ordinary shares from the Nasdaq Global Market to the Capital Market was approved by Nasdaq. The transfer became effective as of the opening of business on Wednesday, June 17, 2009; our ordinary shares continue to trade under the symbol “CGEN.”

        On June 2, 2009, we announced the appointment of Anat Cohen-Dayag, Ph.D. to act together with Martin Gerstel as our co-Chief Executive Officers. Dr. Cohen-Dayag joined our company in 2002 and has held the positions of director of diagnostics, vice president for diagnostic biomarkers & drug targets, and most recently, vice president of R&D. Mr. Gerstel joined our company in 1997 as chairman of the board and served in that role until January of this year when he was appointed Chief Executive Officer. Ms. Cohen-Dayag was also subsequently provided the title of President by our board of directors such that she now serves as our President and co-Chief Executive Officer.

        On June 30, 2009, we announced that we received approximately $3.6 million from the private sale of 1,000,000 shares of Evogene Ltd. held by us to a single purchaser. The funds generated from this transaction are expected to be used by us for general corporate purposes through mid 2010. After this sale, we continue to hold 1,150,000 shares of Evogene. Evogene was established as an independent company in 2002 to utilize certain of our in-silico predictive discovery capabilities in the agricultural field. The ordinary shares of Evogene held by us are listed for trading on the Tel Aviv Stock Exchange (TASE:EVGN).

RISK FACTORS

        Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the Commission, will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

        You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the Commission, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

OFFER STATISTICS AND EXPECTED TIMETABLE

        We may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $20,000,000. The actual per share price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

PRICE RANGE OF OUR SHARES

        The following table lists the high and low reported sales price for our ordinary shares, for the periods indicated, on Nasdaq. Our ordinary shares were listed on the Nasdaq Global Market through June 16, 2009. Since June 17, 2009, our ordinary shares have been listed on the Nasdaq Capital Market.

Calendar Period	Price Per Share
	In US$
	High	Low

Annual
2004	8.09	3.18
2005	6.54	2.46
2006	5.22	2.10
2007	3.40	1.56
2008	2.80	0.34
Fiscal Quarters
2007
First Quarter	3.40	2.37
Second Quarter	3.18	2.58
Third Quarter	3.16	2.29
Fourth Quarter	2.50	1.56
2008
First Quarter	2.80	1.60
Second Quarter	2.59	1.96
Third Quarter	2.70	0.87
Fourth Quarter	1.82	0.34
2009
First Quarter	1.00	0.39
Second Quarter	2.25	0.63
Third Quarter (through July 31, 2009)	2.80	1.73

Most Recent Six Months
February 2009	0.65	0.41
March 2009	0.80	0.39
April 2009	1.35	0.63
May 2009	1.27	0.89
June 2009	2.25	1.05
July 2009	2.80	1.73

        On August 10, 2009, the closing price of our ordinary shares on the Capital Market was $2.53

        The following table lists the high and low reported sales price for our ordinary shares, for the periods indicated, on the Tel-Aviv Stock Exchange:

Calendar Period	Price Per Share
	In US$ *
	High	Low

Annual
2004	8.13	3.04
2005	6.56	2.58
2006	5.30	2.38
2007	3.53	1.64
2008	2.81	0.42
Fiscal Quarters
2007
First Quarter	3.53	2.42
Second Quarter	3.06	2.57
Third Quarter	3.01	2.41
Fourth Quarter	2.55	1.64
2008
First Quarter	2.81	1.61
Second Quarter	2.51	1.90
Third Quarter	2.51	1.70
Fourth Quarter	1.77	0.42
2009
First Quarter	0.79	0.42
Second Quarter	2.17	0.64
Third Quarter (through July 31, 2009)	2.39	1.67

Most Recent Six Months
February 2009	0.73	0.48
March 2009	0.70	0.42
April 2009	1.20	0.64
May 2009	1.21	0.89
June 2009	2.17	1.09
July 2009	2.39	1.67

        On August 10, 2009, the closing price of our ordinary shares on the Tel-Aviv Stock Exchange was *$2.52.

* The currency in which our stock is traded on the Tel Aviv Stock Exchange is the New Israeli Shekel. The above dollar amounts represent a conversion from New Israeli Shekels to dollar amounts in accordance with the dollar – New Israeli Shekel conversion rate as of the relevant date of trade.

REASONS FOR THE OFFER AND USE OF PROCEEDS

        Our management will have broad discretion over the use of the net proceeds from the sale of our securities pursuant to this prospectus. Unless otherwise indicated in any accompanying prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered pursuant to this prospectus for general corporate purposes and working capital requirements. Pending use of the proceeds, we intend to invest the proceeds in short-term money market funds with portfolios of investment grade corporate and government securities.

PLAN OF DISTRIBUTION

        Securities and Exchange Commission rules limit the usage of the registration statement of which this prospectus forms a part. Assuming that the aggregate worldwide market value of our common equity held by non-affiliates remains below $75 million, we may only sell, pursuant hereto, such number of securities, which constitutes, together with all other securities sold  pursuant to the registration statement of which this prospectus forms a part, or any similar primary offering under a registration statement on Form F-3, during the period of 12 calendar months immediately prior to, and including, such sale, no more than one-third (1/3) of the worldwide aggregate market value of our common equity held by non-affiliates. Based on the closing sale price of our ordinary shares on the Nasdaq Capital Market on August 10, 2009, which was $2.53 and a total of 21,669,815 outstanding ordinary shares held by non-affiliates as of such date, the aggregate worldwide market value of our outstanding ordinary shares held by non-affiliates as of such date was $54,824,631. As of the date hereof, we have not offered any securities pursuant to the registration statement of which this prospectus forms a part or any similar registration statement during the prior 12 calendar month period that ends on and includes the date hereof.

        We may sell the offered securities on a negotiated or competitive bid basis to or through underwriters or dealers. We may also sell the securities directly to institutional investors or other purchasers or through agents. We will identify any underwriter, dealer, or agent involved in the offer and sale of the securities, and any applicable commissions, discounts and other terms constituting compensation to such underwriters, dealers or agents, in a prospectus supplement.

        We may distribute our securities from time to time in one or more transactions:

—	at a fixed price or prices, which may be changed;

—	at market prices prevailing at the time of sale;

—	at prices related to such prevailing market prices; or

—	at negotiated prices.

        Only underwriters named in the prospectus supplement are underwriters of our securities offered by the prospectus supplement.

        If underwriters are used in the sale of our securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless stated otherwise in a prospectus supplement, the obligation of any underwriters to purchase our securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell our securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. In effecting sales, dealers engaged by us may arrange for other dealers to participate in the resales.

        We or our agents may solicit offers to purchase securities from time to time. Unless stated otherwise in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. In addition, we may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us or others to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in the event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such transactions will be an underwriter and will be identified in the applicable prospectus supplement or a in a post-effective amendment.

        In connection with the sale of our securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, or the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Compensation as to a particular underwriter, dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transaction involving our securities. We will identify any such underwriter or agent, and we will describe any such compensation paid, in the related prospectus supplement. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable FINRA limitations.

        Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If stated in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions or other persons to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specific date in the future. Institutions with whom such contracts may be made include commercial savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchase under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

        If underwriters or dealers are used in the sale, until the distribution of our securities is completed, Commission rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (in other words, if they sell more shares than are set forth on the cover page of the prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters also may elect to reduce any short position by exercising all or part of any over-allotment option we may grant to the underwriters, as described in the prospectus supplement. In addition, the representatives of the underwriters may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of our securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those securities as part of the offering. In general, purchases of a security for the purpose of stabilizing or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have the effect of causing the price of the securities to be higher than it would otherwise be. If commenced, the representatives of the underwriters may discontinue any of the transactions at any time. These transactions may be effected on any exchange on which our securities are traded, in the over-the-counter market, or otherwise.

        Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

EXPENSES

        We are paying all of the expenses of the registration of our securities under the Securities Act and compliance with blue-sky laws, including registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $33,116 which at the present time include the following categories of expenses:

SEC registration fee	$1,116
Legal fees and expenses	$25,000
Accounting fees and expenses	$6,000
Miscellaneous expenses	$1,000
Total	$33,116

        In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

        The validity of the ordinary shares being offered hereby will be passed upon for us by Meitar Liquornik Geva & Leshem Brandwein, Ramat-Gan, Israel. Kramer Levin Naftalis & Frankel LLP, New York, New York, is acting as our counsel in connection with United States securities laws.

EXPERTS

        Our consolidated financial statements appearing in our Annual Report on Form 20-F for the year ended December 31, 2008 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference . The financial statements for the years ended December 31, 2007 and 2006 of our wholly-owned subsidiary, Keddem Bioscience Ltd., not separately presented in our Annual Report, were audited by Kesselman & Kesselman (C.P.A Isr.), a member firm of PricewaterhouseCoopers International Limited, whose reports have also been incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2008. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make our SEC filings electronically, so that many of those filings are not available on the Commission’s website. However, since that date, we have been making all required filings with the Commission electronically, and these filings are available over the Internet as described below.

        In addition, we are not required to file reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the Commission an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information that we are required to make public in Israel, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

        You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains information we file electronically with the Commission, which you can access over the Internet at http://www.sec.gov. You may also access the information we file electronically with the Commission through our website at http://www.cgen.com. The information contained on, or linked from our website does not form part of this prospectus.

        This prospectus is part of a registration statement on Form F-3 filed by us with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the Commission. For further information with respect to us and the ordinary shares offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

        We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to by incorporated by reference herein) filed with the Commission pursuant to the Exchange Act prior to the termination of the offering. The documents we incorporate by reference are:

—	our Annual Report on Form 20-F for the fiscal year ended December 31, 2008;

—	our Reports on Form 6-K filed with the Commission on each of June 2, 2009, June 17, 2009, and June 30, 2009, and

—	the description of our ordinary shares set forth in our Report on Form 6-K filed with the Commission on August 11, 2009.

        The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission will automatically update and supersede the information contained in this prospectus.

        We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Compugen Ltd., 72 Pinchas Rosen Street, Tel Aviv, Israel 69512; +972-765-8585, Attention: Dikla Czaczkes Axselbrad, Chief Financial Officer.

ENFORCEABILITY OF CIVIL LIABILITIES

        Service of process upon us and upon our directors and officers and the experts named in his prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

        There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

–	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

–	the judgment is no longer appealable,

–	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

–	the judgment is executory in the state in which it was given.

        Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

        An Israeli court also will not declare a foreign judgment enforceable if:

–	the judgment was obtained by fraud.

–	there was no due process,

–	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

–	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

–	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

        If a foreign judgment is enforced by an Israel court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.